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                                                                  EXHIBIT 99(e)

                        KEYCORP STUDENT LOAN TRUST 1999-B

                              OFFICER'S CERTIFICATE

Deutsche Bank Trust Company Americas        Key Bank USA, National Association
fka, Bankers Trust Company                  800 Superior Avenue, 4th Floor
60 Wall Street, 26th floor - MS NYC60-2606    Cleveland, Ohio 44114
New York, NY  10017                         ATTN: President, KER
Attn: Corporate Trust & Agency Group        Phone: (216) 828-4293
Structured Finance                          Fax:   (216) 828-9301
Phone: (212) 250-8522
Fax:   (212) 797-8606



Pursuant to Section 3.09 of the Indenture between KeyCorp Student Loan Trust 1999-B, as Issuer, and Bankers Trust Company, as Indenture Trustee, dated September 1, 1999, the undersigned hereby certifies that (i) a review of the activities of the Issuer from January 1, 2003, through December 31, 2003, and of its performance under the Indenture has been made, and (ii) to the best of my knowledge, based on such review, the Issuer has fulfilled all its obligations under the Indenture throughout such period.

                                    KEYCORP STUDENT LOAN TRUST 1999-B,
                                    as Issuer

                                    By:   JPMorgan Chase Bank, as successor
                                          in interest to Bank One, National
                                          Association not in its individual
                                          capacity but solely as Eligible
                                          Lender Trustee


                                    By:   /S/ JEFFREY L. KINNEY
                                       ------------------------------
Date: February 6, 2004              Name: Jeffrey L. Kinney
                                    Title: Attorney-in-Fact